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John Hancock Financial Services                              John Hancock logo
                                                             the future is yours

U.S. Wealth Management
601 Congress Street
Boston, MA  02210
(617) 663-4324
Fax: (617) 663-2197
E-Mail:  aouellette@jhancock.com

Name :  Alfred P. Ouellette
Title:  Assistant Vice President and
        Senior Counsel


September 25, 2007


John Hancock Bond Trust
601 Congress Street
Boston, MA 02210


RE:  John Hancock Bond Trust (the "Trust")
     John Hancock Government Income Fund
     John Hancock High Yield Fund and
     John Hancock Investment Grade Bond Fund (the "Funds")
     File Nos. 2-66906;  811-3006  (0000315554)


Ladies and Gentlemen:

In connection with the filing of Post Effective Amendment No. 62 under the Securities Act of 1933, as amended, and Amendment No. 66 under the Investment Company Act of 1940, as amended, for John Hancock Bond Trust it is the opinion of the undersigned that the Trust's shares when sold will be legally issued, fully paid and nonassessable.

In connection with this opinion it should be noted that the Fund is an entity of the type generally known as a "Massachusetts business trust". The Trust has been duly organized and is validly existing under the laws of the Commonwealth of Massachusetts. Under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the Trust. However, the Trust's Declaration of Trust disclaims shareholder liability for obligations of the Trust and indemnifies the shareholders of a Fund, with this indemnification to be paid solely out of the assets of that Fund. Therefore, the shareholder's risk is limited to circumstances in which the assets of a Fund are insufficient to meet the obligations asserted against that Fund's assets.


                                                   Sincerely,


                                                   /s/Alfred P. Ouellette
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                                                   Alfred A. Ouellette
                                                   AVP, Senior Counsel
                                                   Assistant Secretary